                                                                      EXHIBIT 12

                                  LUKENS INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            1Q94     1Q93    1993    1992    1991    1990    1989
                           -------  ------  ------  ------  ------  ------  ------
                                        (DOLLARS IN THOUSANDS)
Earnings
 Earnings before taxes
  from continuing
  operations.............  $(4,095) 10,038  20,283  39,083  22,231  58,690  57,267
 Add:
  Fixed charges..........    5,031   4,840  19,670  16,032   3,188   3,663   4,569
  Capitalized interest
   amortization..........       65      62     247     238     238     238     236
 Deduct:
  Interest capitalized...     (151)      0     (83)      0       0     (21)   (825)
                           -------  ------  ------  ------  ------  ------  ------
Earnings for computation.  $   850  14,940  40,117  55,353  25,657  62,570  61,247
                           =======  ======  ======  ======  ======  ======  ======
Fixed charges
 Interest expense........  $ 4,097   4,257  16,380  13,563   2,012   2,416   2,758
 Capitalized interest....      151       0      83       0       0      21     825
 Interest factor on
  rents..................      783     583   3,207   2,469   1,176   1,226     986
                           -------  ------  ------  ------  ------  ------  ------
Fixed charges for
 computation.............  $ 5,031   4,840  19,670  16,032   3,188   3,663   4,569
                           =======  ======  ======  ======  ======  ======  ======
Ratio of earnings to
 fixed charges...........     0.17    3.09    2.04    3.45    8.05   17.08   13.40
                           =======  ======  ======  ======  ======  ======  ======